Exhibit 19

APREA THERAPEUTICS, INC.

INSIDER TRADING POLICY

As adopted by the Board of
Directors as of September 28, 2023

Exhibit 19

Table of Contents

Page

Section 1. All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy1

Section 2. Trading in Aprea Securities while in Possession of Material Nonpublic Information Is Prohibited1

Section 3. Trading Window1

Section 4. Trading in Other Public Companies’ Securities while in Possession of Material Nonpublic Information Is Prohibited1

Section 5. Certain Types of Transactions Are Prohibited2

Section 6. Sharing Material Nonpublic Information Is Prohibited2

Section 7. Recommendations Regarding Trading in Company Securities Are Prohibited3

Section 8. Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information3

Section 9. Employees Must Follow Company Guidelines Pertaining to Electronic Communications3

Section 10. Other Transactions in Company Securities3

Section 11. Directors, Officers and Certain Named Employees Are Subject to Additional Restrictions3

Section 12. Policy Violations Must Be Reported4

Section 13. Insider Trading Compliance Officers4

Section 14. Definition of “Material Nonpublic Information”5

Section 15. Aprea May Suspend all Trading Activities by Employees6

Section 16. Violations of Insider Trading Laws or this Policy Can Result in Severe Consequences6

Section 17. This Policy Is Subject to Revision6

Section 18. All Persons Must Acknowledge their Agreement to Comply with this Policy6

Section 1.All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy.  This Insider Trading Policy (this “Policy”) applies to all employees, outside directors, officers, and consultants of Aprea Therapeutics, Inc., a Delaware corporation (“Aprea” or the “Company”), their family members and entities over which such individuals have or share voting or investment control.  This Policy also applies to any other person who receives material nonpublic information from any Aprea insider or is otherwise designated by the Compliance Officer (as defined below). For purposes of this Policy, “family members” include people who live with you, or are financially dependent on you, and also include those whose transactions in securities are directed by you or are subject to your influence or control.

This Policy continues to apply following termination of employment or other relationship with Aprea until after the first trading day that any material non-public information in your possession has become public or is no longer material.  Each employee, officer, consultant and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this Policy, including any pre-clearances required.

Section 2.Trading in Aprea Securities while in Possession of Material Nonpublic Information Is Prohibited.  The purchase or sale of securities by any person who possesses material nonpublic information is a violation of U.S. federal and state securities laws.  It is important to avoid the appearance, as well as the fact, of trading based on material nonpublic information.

No person subject to this Policy who is aware of material nonpublic information relating to Aprea may, directly or indirectly (through family members, other persons, entities or otherwise): (i) buy, sell, or otherwise trade in the securities of Aprea, or advise anyone else to do so, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as specifically exempted in Section 10(B) of this Policy or (ii) otherwise engage in any action to take personal advantage of that information.  For purposes of this Policy, the term “trade” includes any transaction in Aprea securities, including gifts and pledges.

Each person subject to this Policy may, from time to time, have to forego a proposed transaction even if they planned to make the transaction before learning material nonpublic information and even though they may suffer economic loss or forego anticipated profit by waiting.

Section 3.Trading Window. Directors, officers and employees of the Company are only permitted to purchase or sell Aprea securities during an open “trading window.”  The trading window generally opens following the close of trading on the first full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the at the close of the market on the day that is fifteen (15) days before the end each fiscal quarter.  The Compliance Officer may advise directors, officers and employees of the Company when the trading window opens and closes; provided that, in any event, directors, officers and employees of the Company are charged with the knowledge of and responsible for their own compliance with this Policy. In addition to when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence (or potential existence) of material nonpublic information.  Even during an otherwise open trading window, directors, officers and employees of the Company are prohibited from trading in Aprea securities while in possession of material nonpublic information.
Section 4.Trading in Other Public Companies’ Securities while in Possession of Material Nonpublic Information Is Prohibited.  No person subject to this Policy who possesses material nonpublic information relating to other publicly traded companies, including our vendors, customers and partners, as a result of employment with Aprea or the performance of services on our behalf, may, directly or indirectly (through family members, other persons, entities or otherwise): (i) buy, sell or otherwise trade in the securities of such other companies, or advise anyone else to do so or (ii) otherwise engage in any action to take personal advantage of that information.
Section 5.Certain Types of Transactions Are Prohibited.
A.Short Sales. Short sales of Aprea securities are prohibited, as short sales evidence the seller’s expectation that Aprea securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve Aprea performance. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales.
B.Publicly Traded Options. Transactions in puts, calls or other derivative securities involving Aprea stock are prohibited, as any such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of Aprea long-term objectives.
C.Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own Aprea securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.
D.Margin Accounts and Pledges. Directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess material nonpublic information or otherwise are not permitted to trade.
E.Short-Term Trading. Executive officers and directors who purchase Aprea securities in the open market may not sell any Aprea securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short-term stock market performance, instead of Aprea long-term business objectives, and may result in the disgorgement of any short swing profits.
Section 6.Sharing Material Nonpublic Information Is Prohibited.  No person subject to this Policy who possesses material nonpublic information relating to Aprea or any other publicly traded companies may directly or indirectly (through family members, other persons, entities or otherwise) pass that information on to others outside the Company (except as appropriate in the conduct of Company business, and under suitable non-disclosure obligations by the outsider recipient) (referred to as “tipping”), including friends, family, or other acquaintances, until such information has been disseminated to the public.  You must treat material nonpublic information about our business partners with the same care required with respect to such information related directly to Aprea.

Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss.  Exercise care when speaking with others who do not “need to know,” even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with Aprea.  To avoid the appearance of impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. Inquiries about Aprea should be directed to our Corporate Communications, Investor Relations, or Legal teams.

Section 7.Recommendations Regarding Trading in Company Securities Are Prohibited.  No person subject to this Policy may make recommendations or express opinions on trading in Aprea securities while in possession of material nonpublic information, except to advise others not to trade in Aprea securities if doing so might violate the law or this Policy.
Section 8.Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information.  U.S. federal securities laws prohibit the Company from selectively disclosing material nonpublic information.  Aprea has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release.  Employees may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries about the Company should be directed to our Corporate Communications and Investor Relations teams. Additionally, the Legal team is responsible for handling legal matters that may involve certain disclosures.
Section 9.Employees Must Follow Company Guidelines Pertaining to Electronic Communications.  Employees must follow the Aprea Disclosure and Regulation FD Policy before participating in any Internet electronic communication forums concerning the Company.
Section 10.Other Transactions in Company Securities.
A.General Rule. This Policy applies to all transactions in Aprea securities, including any securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by Aprea, such as exchange-traded options.
B.Employee Benefit Plans.
1.Equity Incentive Plans.  The trading restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash or to securities acquired or retained by the Company directly (such as to cover tax withholding obligations), but do apply to all sales of securities acquired through the exercise of stock options or other equity awards, including “same-day sales” or cashless exercise of Company stock options.
2.Employee Stock Purchase Plans.  The trading restrictions set forth in this Policy do not apply to purchases of Company securities pursuant to the employee’s advance instructions under employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan).  However, no alteration to instructions regarding the level of withholding or the purchase of Company securities in such plans is permitted while in the possession of material nonpublic information.  Any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this Policy.
Section 11.Directors, Officers and Certain Named Employees Are Subject to Additional Restrictions.
A.Section 16 Insiders.  The Company’s directors and certain executive officers (“Section 16 Insiders”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC.
B.Insider Employees.  Aprea has designated the persons with the roles/titles listed on Exhibit A as employees who have (or are likely to have) frequent access to material nonpublic information concerning the Company (“Insider Employees”).  The Company will amend Exhibit A from time to time as necessary.
C.Additional Restrictions.  Because Section 16 Insiders and Insider Employees regularly possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act (“Section 16”), Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto.  For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”
Section 12.Policy Violations Must Be Reported.  Any person who violates this Policy, the Aprea Disclosure and Regulation FD Policy or any federal or state laws governing insider trading or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer.  Upon learning of any such violation, the Compliance Officer will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
Section 13.Insider Trading Compliance Officers.  Unless the Board of Directors  provides otherwise, the Company’s Chief Financial Officer shall act as the Company’s initial Insider Trading Compliance Officer (the “Compliance Officer”); provided, however, that if the Chief Financial Officer is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Executive Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate their authority to act as the Compliance Officer as they deems necessary or appropriate in their sole discretion. The duties of the Compliance Officer and their delegees may include the following:
●Administering, monitoring and enforcing compliance with this Policy.
●Responding to all inquiries relating to this Policy and its procedures.
●Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
●Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
●Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
●Assisting in the preparation and filing of all required SEC reports relating to trading in Company securities by Insiders, including, without limitation, Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to trading by Insiders, including, without limitation, Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

●Maintaining the accuracy of the list of roles/titles as set forth on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this Policy in the event that a Compliance Officer is unable or unavailable to perform such duties.

Section 14.Definition of “Material Nonpublic Information”
A.“Material.” Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about Aprea.  In simple terms, material information is any type of information which could reasonably be expected to affect the market price of Aprea securities or an investor’s decision to buy or sell Aprea securities.  Both positive and negative information may be material.  While it is not possible to identify all information that would be deemed material, the following information ordinarily would be considered material:
●Financial performance, including operating results and changes in performance or liquidity.
●Projections of future earnings or losses, or other earnings guidance, and any changes to previously announced earnings guidance.
●Company projections and strategic plans.
●New major contracts, suppliers, or finance sources or the loss thereof.
●Development or release of a significant new service.
●Significant pricing or cost changes.
●Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.
●Changes in senior management or the Board of Directors.
●Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●Actual or threatened major litigation, or the resolution of such litigation.
B.“Nonpublic.”  Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services.  For purposes of this Policy, information will be considered public after the close of trading on the first full trading day following the Company’s widespread public release of the information.
C.Consult Compliance Officer When in Doubt.  Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

Section 15.Aprea May Suspend all Trading Activities by Employees and Consultants.  In order to avoid any questions and to protect both employees, consultants and the Company from any potential liability, from time to time Aprea may impose a “blackout” period during which some or all employees and consultants may not buy or sell Aprea securities.  The Compliance Officer will impose such a blackout period if, in their judgment, there exists (or may exist) nonpublic information that would make trades by Aprea employees and consultants (or certain employees or consultants) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.  If you are made aware of such a blackout period, do not disclose its existence to anyone.
Section 16.Violations of Insider Trading Laws or this Policy Can Result in Severe Consequences.
A.Civil and Criminal Penalties.  The consequences of prohibited insider trading or tipping can be severe.  Persons violating insider trading or tipping rules may be required to disgorge profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million.  The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.Company Discipline.  Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.
Section 17.This Policy Is Subject to Revision.  Aprea may change the terms of this Policy from time to time to respond to developments in law and practice and will take steps to inform all affected persons of any material changes.
Section 18.All Persons Must Acknowledge their Agreement to Comply with this Policy.  This Policy will be available on the Company’s internal website and delivered to all persons subject to this Policy upon adoption as well as all new other persons at the start of their employment or relationship with the Company.  Upon first receiving a copy of this Policy or any revised versions, each such person must sign an acknowledgment that they have received a copy and agrees to comply with this Policy’s terms.  This acknowledgment and agreement will constitute consent for Aprea to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

APPENDIX I

Special Restrictions on Transactions in Company Securities
by Insiders

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in our securities by Insiders.  Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

Section 1.Trade Pre-Clearance Required.  As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to this Policy or transactions pursuant to a Rule 10b5-1 trading plan authorized by the Compliance Officer, must be pre-cleared by the Compliance Officer.  This requirement is intended to prevent inadvertent Policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted via email to the Compliance Officer at least two business days in advance of each proposed transaction.  If the Insider does not receive a response from the Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received.  Each Insider request for pre-clearance should include the nature of the proposed transaction and the expected date of the transaction.  In addition, each request by a Section 16 Insider for pre-clearance should also include the following information:

●Number of shares involved.
●If the transaction involves a stock option exercise, the specific option to be exercised.
●Contact information for the broker who will execute the transaction.

Only once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that they comply with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade.

Section 2.Pre-Clearance of Rule 10b5-1 Trading Plans Required.  Pre-clearance is required for the establishment or modification of, as applicable, a Rule 10b5-1 trading plan at least five full trading days prior to entry into or modification of such plan.  However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan.  All Section 16 Insiders must immediately report the results of transactions effected under a trading plan to the Compliance Officer since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade.  Notwithstanding the foregoing, any transactions by the Compliance Officer, or a delegee of the Compliance Officer under this Policy, shall be subject to pre-clearance by the Chief Financial Officer; provided, however, that if the Chief Financial Officer is a party to such transaction, such transaction shall be subject to pre-clearance by the Chief Executive Officer.
Section 3.Hardship Exemptions.  The Compliance Officer may, on a case-by-case basis, authorize a transaction in Aprea securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship.  Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship.  The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that they are not in possession of material nonpublic information concerning Aprea.  The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.
Section 4.Brokers.  All Insiders must ensure that their broker does not execute any transaction for the Insider (other than under a previously authorized Rule 10b5-1 trading plan) until the broker has verified with the Compliance Officer that the transaction has been pre-cleared.
Section 5.Reporting of Transactions Required.  To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 trading plan, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:
●Transaction date (trade date).
●Number of shares involved.
●Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
●For stock option exercises, the specific option exercised.
●Contact information for the broker who executed the transaction.
●Specific representation that the Insider is not in possession of material non-public information.

The transaction details must be reported to the Compliance Officer, with copies to Aprea personnel who will assist the Section 16 Insider in preparing their Form 4.

Section 6.Oversight by the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors will be responsible for monitoring and recommending any modification to this Policy, if necessary or advisable, to the Board of Directors.  The Committee will also review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors.
Section 7.Named Employees Considered Insiders.  The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I.  Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders.  Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.
Section 8.Special Guidelines for 10b5-1 Trading Plans.  Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions that meet all of the enumerated criteria below:

A.The transaction must be made pursuant to a documented plan (a “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1(c) (the “Rule”) of the Exchange Act, including, without limitation:
1.Each Plan must:
a.specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
b.include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.
2.In any case, such Plan must (by its terms or by the manner in which it is implemented) prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
B.Each Plan must be authorized prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer.  The Company reserves the right to withhold authorization of any Plan that the Compliance Officer determines, in their sole discretion,
1.	fails to comply with the Rule, or
2.exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law, or
3.creates any appearance of impropriety, or
4.fails to meet the guidelines established by the Company (including that, in the case of Section 16 Insiders, the first transaction under a Plan should not occur before the later of (i) ninety (90) days after the date of establishment of such Plan or (ii) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which such Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan) and, in the case of Insider Employees, that the first transaction under a Plan should occur no sooner than thirty (30) days after the date of establishment of such Plan), or
5.otherwise fails to satisfy review by the Compliance Officer for any reason, in the sole discretion of the Compliance Officer.
C.Any modifications to a Plan or deviations from a Plan (other than termination thereof) without prior authorization of the Compliance Officer is a violation of this Policy.  Any such modifications or deviations are subject to the authorization of the Compliance Officer in accordance with Section B above.
D.Any termination of a Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance pursuant to Section 2 of this Appendix I, because such termination is deemed to be entering into the Second Plan.

E.Each Plan must be established at a time when the trading window is open, or when the Board of Directors, the Committee, or the Compliance Officer has otherwise provided notice to Insiders of an open period for the adoption of Plans, and the person is not in possession of material nonpublic information.
F.Each Plan should provide (or the Insider must otherwise arrange for) appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under such Plan by the Insider.
G.Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary or advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
H.None of the Company, the Compliance Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their authorization of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

EXHIBIT A

INSIDER EMPLOYEES

(as of September 28, 2023)

All Company vice presidents and more senior officers.
All Company employees in the finance department involved in financial reporting or financial analysis / budgeting and business intelligence functions.
All Company employees in the legal department.
All administrative assistants to Company officers.
All information technology department employees that have access to Company sensitive files or systems including financial, legal or senior executives.
The Director of Information Systems or Information Security and their direct reports.

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